Exhibit 99.1
JOINT FILING AGREEMENT
This JOINT FILING AGREEMENT is entered into as of May 10, 2010, by and among the signatories hereto. The undersigned hereby agree that the Amendment No. 1 to Statement on Schedule 13D with respect to the shares of common stock, par value $1.00 per share, of American Locker Group Incorporated, a Delaware corporation, is, and any amendment thereafter signed by each of the undersigned shall be, filed on behalf of each undersigned pursuant to and in accordance with the provisions of 13d-1(k) under the Securities Exchange Act of 1934, as amended.
Dated: May 10, 2010

YORKTOWN AVENUE CAPITAL, LLC
By:	/s/ Stephen J. Heyman
	Name:	Stephen J. Heyman
	Title:	Manager

/s/ Stephen J. Heyman
STEPHEN J. HEYMAN

/s/ James F. Adelson
JAMES F. ADELSON

/s/ Charles M. Gillman
CHARLES M. GILLMAN